Exhibit 6.4

ORDER FORM NO. 1

TO ISSUANCE TERMS AND CONDITIONS FOR SERVICES

Customer Name:
Customer Email/Contact:
Effective Date:

Order Form: The customer named above and signing below (“Customer”) wishes to access and use the Platform to conduct an exempt Offering under Regulation A, Regulation Crowdfunding, or Regulation D 506(c), pursuant to an Offering Circular to be qualified by the SEC, or a Form C or D to be submitted to the SEC, and intends to launch a strategic campaign (the “Campaign”) through its own website to raise capital financing.

The purpose of this Order Form is to set forth the details of the Services being purchased. Company and Customer may enter into one or more Order Forms for Services. Any conflicting terms in an Order Form will be governed by the most recent Order Form between the parties. Any conflict between an Order Form and the Terms and Conditions (linked below) will be governed by the Order Form. For the avoidance of doubt, each Order Form contains separate fees payable by Customer.

Description of Platform Services & Fees: Issuance provides a securities offering subscription platform (“Portal”) and owns and maintains proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes (collectively with the Portal, the “Platform”) for conducting, managing and/or enabling technology-driven capital raises of securities (each, an “Offering”), and for maintaining and managing investor data, reporting and communications for its Customers. Fees applicable to the Platform Services will be attached to this Order Form, if applicable, as an Exhibit.
Description of Professional Services and Fees: Issuance offers certain professional services to Customers in connection with an Offering. Any professional services requested by a Customer will be set forth in a statement of work (“Statement of Work”) and attached to this Order Form, if applicable, as an Exhibit.
Platform Fees, if applicable, are attached as an Exhibit titled “Platform Fee Schedule”
Professional Services Fees, if applicable, are attached as an Exhibit titled “Statement of Work”
Invoices and Payments. All cash payments to be made hereunder shall be made by ACH, bank transfer, or wire transfer of immediately available U.S. funds to an account designated by Company. Payments for invoices are due within 30 days of invoice date. Issuer agrees and acknowledges that Issuance will hold back 10% of any capital financing for investor refunds, chargebacks or disputes (the “Holdback”). The Holdback will be released to Issuer upon the later to occur of fourteen (14) days after all funds have been received for the capital financing or thirty (30) days after the investor’s wire; provided that, any dispute or refund request will extend the Holdback period until such dispute or refund has been finally resolved. Issuance and Customer will determine in good faith whether to refund the investor’s money using the Holdback, with Issuance making the final determination. Issuance may reverse the disputed transfer through Stripe or charge the primary payment method on-file provided to Issuance by Customer if the amount of the Holdback is insufficient.

Term: The Initial Period shall include the Campaign Planning & Development Phase and the Live Offering Phase. The Campaign Planning & Development Period shall run until the launch date of the Offering (“Campaign Launch”), at which time the Live Offering Phase commences. The Live Offering Phase shall run until the close of Customer’s offering (“Campaign Close”) or as agreed upon in writing.
Termination: This Order Form and applicable exhibits shall terminate upon the date of Campaign Close or as agreed upon in writing. Issuance or Customer may terminate the provision of Services on this or any Order Form as well as any related Statement of Work or Platform Fee Schedule upon 30 days written notice to the other party.
Acknowledgement: Customer acknowledges that Company is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state law, that Company is not registered as an investment advisor under the Investment Advisers Act of 1940, as amended, or any similar state law, and that Company cannot engage in the solicitation of investors or the offer or sale of securities or provide investment advice of any kind. Customer acknowledges that Company is unable to accept any compensation arrangements that would, in the opinion of Company or its legal advisers, result in Company’s becoming subject to registration or other qualification under any regulatory regime.
Terms and Conditions applicable to this Order Form are located at the following link: https://docs.google.com/document/d/1cXaHJqxmA_0hLBQstPaA32U3cFszgXJ5DseI_MB1tyI/edit?usp=sharing
Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart will be deemed an original and will become effective and binding as of the Effective Date.
NOW, THEREFORE, the Parties hereby execute this Agreement as of the Effective Date, pursuant to the above Terms and Conditions and in agreement to any Fee Schedule or Statement of Work herein.

COMPANY:	CUSTOMER:

ISSUANCE, INC.

By: Darren Marble	By:

Its: CEO	Its:

Address:	Address:

21031 Ventura Blvd. Suite 1105
Woodland Hills, CA 91364

EXHIBIT A

PLATFORM FEE SCHEDULE

Fees

Platform Fees	Fee	Term
Platform License Fee	$2,495 per month	Monthly during Live Offering Phase

Payment Processing Fees	Fee	Term
Credit Card Processing	3.5%	Ongoing during Live Offering Phase
ACH Processing	1.5%
Wire Processing	0.5%

Term of Fees. Platform Fees shall be assessed monthly during the Live Offering Phase. Payment Processing Fees shall be assessed on an ongoing basis during the Live Offering Phase.

Payment of Fees. Platform Fees and Payment Processing Administration Fees shall be either collected directly by Company in the course of processing funds through the Platform, or assessed on a monthly basis for cash payment. All cash payments to be made hereunder shall be made by ACH, bank transfer, or wire transfer of immediately available U.S. funds to an account designated by Company.

TERMS AND CONDITIONS FOR SERVICES

Issuance, Inc. (the “Company,” “we,” “us,” or “Issuance”) provides an offering subscription platform that enables technology driven capital raises of securities, such as an offering under Regulation A+ Tier II, pursuant to an Offering Circular to be qualified by the SEC, or other strategic campaign and for maintaining and managing investor data, reporting and communication (the “Platform”), as well as some professional services, including marketing and onboarding services (the “Professional Services,” collectively with the Platform referred to herein as the “Services”). The specific Services you order will be set forth in an order form or order forms (which may include an order form or order forms provided online) issued by us to you (the “Order Form”). To be eligible to register for an Issuance account and use any of the Services, you must review and accept these terms and conditions (the “Terms and Conditions’) by executing an applicable Order Form provided by Issuance and/ or checking on the “I Accept” button or other mechanism provided. Your authorization to access and use the Issuance Services is conditioned upon your acceptance of and compliance with these Terms and Conditions.

PLEASE REVIEW THIS AGREEMENT CAREFULLY. BY ACCEPTING THIS AGREEMENT OR USING ANY OF THE ISSUANCE SERVICES, YOU AGREE TO THESE TERMS AND CONDITIONS WITH ISSUANCE AND TO THE COLLECTION AND USE OF YOUR INFORMATION AS SET FORTH IN THE ISSUANCE PRIVACY POLICY, WHICH ARE PART OF THIS AGREEMENT.

Your account registration constitutes an acknowledgement that you are able to electronically receive, download, and print these Terms and Conditions, and that you consent to do business electronically.

This Agreement applies to all clients and customers of the Issuance Services, including, as applicable, administrators or employees authorized to act on behalf of an entity or other organization with respect to the Services (collectively, “Customers,” “you,” or “your”). If you are registering for an Issuance account or using the Services on behalf of an entity or other organization, references to “you” are to such entity or organization and you are agreeing to these Terms and Conditions for that entity or organization and representing to Issuance that you have the authority to bind that entity or organization to these Terms and Conditions and any applicable Order Form (the term “Customer” will also refer to that entity or organization).

1.	Issuance Services; Access and Provisioning.

1.1.	Issuers. Company will give access to the Platform and Professional Services to companies who are selling equity (“Issuers”) in accordance with these Terms and Conditions, an applicable Order Form and our privacy policies or any other applicable rules and policies in effect from time to time. You acknowledge that the Platform includes various features, tools and other components (“Features”) which may be selectively enabled or disabled by Issuance. You further acknowledge that some Features may be interdependent and not available except and unless combined with other Features or Services, as determined in the Company’s sole discretion, and that access to specific Features and Services, and/or the applicable fees may be different across Company’s customers, and even different across Services.

1.2.	Investors. Company will give access to the Platform and Professional Services to investors and prospective investors of Issuers (investors and prospective investors, collectively, “Investors”) in accordance with these Terms and Conditions, an applicable Order Form and our privacy policies and any other applicable rules and policies in effect from time to time. You acknowledge that the Platform includes various features, tools and other components (“Features”) which may be selectively enabled or disabled by Issuance. You further acknowledge that some Features may be interdependent and not available except and unless combined with other Features or Services, as determined in the Company’s sole discretion, and that access to specific Features and Services, and/or the applicable fees may be different across Company’s customers, and even different across Services.

1.3.	Jurisdiction and Eligibility. The Services are only available for persons in those jurisdictions in which they may legally be sold. Nothing on the Services shall be considered a solicitation to buy or an offer to sell anything to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful. The technology and software underlying the Services or distributed in connection therewith and the transmission of any applicable data (the “Software”) is subject to United States export controls. No such Software or data may be downloaded from the Services or otherwise exported or re-exported in violation of U.S. export laws. Downloading or using such Software or data is at your sole risk. Recognizing the global nature of the internet, you agree to comply with all local rules and laws regarding your use of the Services, including as it concerns online conduct and acceptable content. Issuance hereby disclaims any and all liability with respect to any use of the Services outside of these Terms and Conditions.

2.	Customer Representations, Obligations and Restrictions.

2.1.	Restrictions. Except as expressly permitted herein, Customer will not directly itself, and will not permit or authorize third parties, including its users, employees or agents to: (a) rent, lease, sublet, resell, convert, license, exploit, use, modify, or otherwise permit unauthorized third parties to access or use any aspect of the Platform or Services; (b) reverse engineer, reverse assemble or otherwise attempt to discover the source code for the Platform; (c) circumvent or disable any security or other technological features or measures of the Platform; (d) alter, modify, convert or attempt to, modify, convert or otherwise manipulate the Platform, Software or code; or (e) clone or otherwise copy, replicate or duplicate in any fashion any part of Services design, workflow, features or methodology, all of which Customer acknowledges are proprietary intellectual property wholly owned by Company.

2.2.	Consent to Electronic Delivery; Electronic Signature. (a) Electronic Signature. When you execute documents using the e-signature tools set forth in the Platform (“E-Sign Service”), you consent to electronically sign such documents and agree that your electronic signature ("Electronic Signature") is the legal equivalent of your manual or handwritten signature. By selecting an “I Accept” button or otherwise placing an Electronic Signature on a document while in your account, you expressly affirm that: (i) you are able to access and view the relevant document that you are electronically signing, (ii) you consent to conduct business electronically with respect to the transaction contemplated by the document, (iii) you agree to the use of an Electronic Signature for the document, and (iv) you are authorized to enter into the relevant agreement, and be bound by its terms. You further agree that no certification authority or other third party verification is necessary to validate your Electronic Signature, and that the lack of such certification or third party verification will not in any way affect the enforceability of your Electronic Signature or any resulting agreement. (b) Electronic Delivery. You agree that Issuance may electronically deliver Service-related documents and/or disclosures to you (including for any persons whom you are the legal guardian), which may include financial, equity and tax documents, as applicable. You also authorize Issuance to receive such Service-related documents and/or disclosure electronically on your behalf, and agree to be notified of such notices electronically.

2.3.	Accuracy of Customer Information. All Services will be based upon information provided to Issuance by Issuers, Investors or third parties that you authorized (“Representations”). You must review all your Representations and ensure such information is accurate, complete, and timely. You acknowledge that Issuance is entitled to rely conclusively on all your Representations and that Issuance does not have any obligation to verify, correct, or otherwise ensure the accuracy or quality of the Representations. You represent that all Representations provided by you are true and correct in all material respects.

2.4.	Consent to Stripe Recipient Agreement. The Issuance Platform uses Stripe to make payouts to Customers. The Stripe Recipient Agreement (https://stripe.com/connect-account/legal/recipient) applies to your receipt of such payouts. To receive payouts from the Platform, you must provide Issuance accurate and complete information about you and your business, and you authorize Issuance to share it and transaction information related to your payout with Stripe.

3.	License Grant. Upon your acceptance of these Terms and Conditions, we grant you a limited, non-exclusive and non-transferable license to access and use the Platform only as expressly permitted herein or an applicable Order Form. Except as otherwise restricted by these Terms and Conditions, you may use, display, copy, and download content and materials we provide to you through the Platform provided that you: (a) retain all copyright and other proprietary notices on any content or materials uploaded or displayed by you; and (b) use such materials in accordance with any applicable laws or obligations you may have. Any violation by you of the license provisions contained herein may result in the immediate termination of your right to use the Platform, as well as potential other claims.

4.	Term and Termination.

4.1.	Term. These Terms and Conditions, including any corresponding Order Form, will begin on the Effective Date of the first executed Order Form and continue until such time as all Order Forms are terminated (the “Term”). Either party may terminate an Order Form, including any attachments thereto, at any time, without cause or penalty, upon at least thirty (30) days’ written notice to the other party; provided, that, all other Order Forms will be in full force and effect and unaffected by the termination. The Term of these Terms and Conditions will continue until all Order Forms are fully terminated.

4.2.	Termination. Issuance may immediately terminate your access to the Services without liability to you for any actual or suspected violation of any provision of these Terms and Conditions and failure to cure within thirty (30) days following written notice thereof. You may deactivate your Services account at any time by using the tools provided in the Platform, however (i) such action will not be deemed a termination of an Order Form, these Terms and Conditions or any associated payment obligations; (ii) these Terms and Conditions shall continue to apply until the end of the then-current Term, and to any use of the Services whether during or after the Term; (iii) you will remain obligated to pay any outstanding fees to Issuance pursuant to the terms of your Order Form; and (iv) Issuance may accelerate your unpaid payments or fees so that all such payment obligations become immediately due and payable. Customer may immediately terminate if Issuance is in material breach of any material term contained in these Terms and Conditions or a valid Order Form and fails to cure such breach within thirty (30) days following written notice thereof. Either party may immediately terminate these Terms and Conditions and all applicable Order Forms if the other party ceases business operations, generally stops paying its debts, becomes insolvent, or becomes the subject of a petition in bankruptcy, receivership, liquidation, or assignment for the benefit of creditors. Issuance shall refund Customer any prepaid and unused fees as of the effective date of a termination for cause. Upon any termination, the parties will continue to be bound by these Terms and Conditions that by their nature extend beyond termination.

4.3.	Suspension. Without limiting our other rights or remedies, Issuance may temporarily suspend your access to any portion of the Services without prior notice if (a) Issuance reasonably determines that (i) there is a threat or attack on the Services or other event that may create a substantial risk to the Services, you or any other customer; or (ii) your use of the Services disrupts or poses a security risk to the Services or any other customer; or (b) Issuance has notified you that any amount owed by you under these Terms and Conditions is thirty (30) or more days overdue, and you have failed to submit payment in full within five (5) days of receipt of such notice (collectively, “Service Suspensions”). We will provide notice of any Service Suspension following the commencement of the Service Suspension and provide updates regarding resumption of Services following any Service Suspension. Issuance will have no liability for any damage, liabilities, losses (including any loss of data or profits) or any other consequences that you may incur as a result of any Service Suspension.

4.4.	Fees: Fee Disputes. All amounts payable to Company by Customer hereunder which are not paid within thirty (30) days of the dates payable shall accrue interest from the date due until paid at the lesser of the rate of twelve percent (12%) per annum or the highest rate permissible under California law, calculated daily and compounded monthly. Customer shall also reimburse Company for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees. All payments to be made to Company hereunder are non-refundable. The Customer’s obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim. Customer must notify Issuance in writing if Customer disputes any portion of any fees paid or payable by Customer under these Terms and Conditions or any Order Form. Customer must provide written notice to Issuance within thirty (30) days of the applicable charge and Issuance will work together with Customer to resolve the applicable dispute promptly. If Customer does not provide Issuance with written notice of Customer’s fee dispute within this 30 day period, Customer will not be entitled to dispute any fees paid or payable by Customer. All Issuers are required to hold a cash reserve in the amount of 10% of the amount raised through our Services in case of any dispute, refund or chargeback from an Investor. Issuance’s support team will determine on a case-by-case basis whether to issue any refund from an Issuer’s account. In event of a refund being issued to an investor, Customer acknowledges that, as the Issuer, Customer is responsible for any processing fees that may result from a refund that Customer has approved to be processed, understanding that any such processing fees will be deducted from Customer’s cash reserve in the Issuer connected account, or in the event that Customer has no cash reserve in the connected account, the bank account Customer has linked to receive payouts. Investor must provide written notice to Issuance within ten (10) days of the Investor’s investment in Issuer of any applicable dispute or refund request.

4.5.	Taxes. All amounts and fees are exclusive of taxes, duties, levies, tariffs, and other governmental charges (collectively, “Taxes”). Customer shall be responsible for payment of all Taxes and any related interest and/or penalties resulting from any payments made hereunder, other than any taxes based on Issuance’s net income.

5.	Privacy Policy; Data Security. Issuance may collect, use, and disclose personal information pursuant to our Privacy Policy, available at https://www.issuance.com/privacy-policy, as it may be updated from time to time. The Privacy Policy describes how Issuance collects, uses, and discloses personal information from Customers. Issuance will implement and maintain commercially reasonable and industry standard administrative, physical, organizational and technical safeguards designed to prevent unauthorized use, access, processing, destruction, loss, alteration or disclosure of any personal information, which you provide through the Platform. Customer will use its best efforts to prevent any unauthorized use of the Services and immediately notify Company in writing of any unauthorized use that comes to Customer’s attention. Customer will take all steps reasonably necessary to terminate the unauthorized use.

6.	Confidentiality. During the course of the Term, each party may be given access to the other party’s trade secrets and proprietary and confidential information relating to the disclosing party’s (and/or its customers or affiliates’) business (collectively, “Confidential Information”). Each party receiving Confidential Information of the other Party agrees to: (i) protect the discloser’s Confidential Information in a reasonable and appropriate manner to the same extent it protects the confidentiality of its own Confidential Information of like kind, but in no event less than a reasonable manner; and (ii) use and reproduce the discloser’s Confidential Information only to perform its obligations and exercise its rights pursuant to the Agreement. Recipient may share the discloser’s Confidential Information with its employees and third parties that assist recipient in its performance of its obligations and the exercise of its rights herein and any applicable Order Form and who are subject to non- disclosure obligations no less restrictive than those set forth herein. The obligations set forth in this Section shall not apply to information that is: (a) publicly known; (b) already known to the recipient prior to any obligation of confidentiality; (c) disclosed to recipient by a third party who is not, to recipient’s knowledge, under a confidentiality restriction with respect to such Confidential Information; or (d) independently developed by the recipient without reference to any Confidential Information. The disclosure of Confidential Information pursuant to a subpoena or other validly issued administrative or judicial process shall not be a breach of the recipient’s obligations, provided that the recipient shall provide prior notice to the discloser of such disclosure if permitted by law. These Terms and Conditions and content herein and any Order Form are in all respects Confidential Information. Customer agrees to not disclose, directly or indirectly, the terms, conditions or content of our agreements to any third person or entity other than to (i) Customer’s employees, financial or legal advisors who have a need to be informed of the contents hereof and who are advised and agree to abide by these confidentiality provisions or (ii) as required to comply with any applicable law or court order. Each party acknowledges and agrees that this Section shall survive any termination for a period of two (2) years.

7.	Ownership. As between the parties, all right, title, and interest in and to the Services, including any content provided by Issuance, shall remain vested in Issuance. Except for the express rights granted hereunder, Issuance also reserves all rights, title and interests in and to the Services and Issuance’s Confidential Information.

8.	Customer Data. Company and Customer acknowledge that, as between Company and Customer, Customer owns and shall remain the sole owner of the information, data, and other content, in any form or medium, that is submitted, posted, or otherwise transmitted by or on behalf of Customer, or any user through the Platform or otherwise collected from Customer in connection with the Services (collectively, “Offering Data”). Customer hereby grants to Company a perpetual, non-exclusive, irrevocable, royalty-free, worldwide license to reproduce, distribute, modify, retain, and otherwise use and display Offering Data and perform all acts with respect to such Offering Data as may be necessary for Company to provide the Services to Customer and to communicate with Customer regarding the Services, account matters and other Company service offerings.

9.	Feedback. If Customer or any of its employees, agents or contractors sends or transmits any communications or materials to Company by mail, email, telephone, or otherwise, suggesting or recommending changes to the Services, including without limitation, new features or functionality relating thereto, or any comments, questions, suggestions, or the like (“Feedback”), Company is free to use such Feedback irrespective of any other obligation or limitation between the parties governing such Feedback. Customer hereby assigns to Company on Customer’s behalf, and on behalf of its employees, contractors and/or agents, all right, title, and interest in, the Feedback, and Company is free to use, without any attribution or compensation to any party, any ideas, know-how, concepts, techniques, or other intellectual property rights contained in the Feedback, for any purpose whatsoever, although Company is not required to use any Feedback.

10.	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICES ARE PROVIDED “AS IS” TO THE FULLEST EXTENT PERMITTED BY LAW. ISSUANCE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE IN RELATION TO THE SERVICES. WITHOUT LIMITING THE FOREGOING, ISSUANCE DOES NOT WARRANT THAT THE SERVICES WILL BE ERROR-FREE OR THAT THEY WILL MEET ANY SPECIFIED SERVICE LEVEL, OR WILL OPERATE WITHOUT INTERRUPTIONS OR DOWNTIME. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM ISSUANCE OR THROUGH THE SERVICES WILL CREATE ANY WARRANTY. ISSUANCE DOES NOT WARRANT, ENDORSE, GUARANTEE OR ASSUME RESPONSIBILITY FOR ANY THIRD PARTY PRODUCT. TO THE EXTENT THIS DISCLAIMER CONFLICTS WITH APPLICABLE LAW, THE SCOPE AND DURATION OF ANY APPLICABLE WARRANTY WILL BE THE MINIMUM PERMITTED UNDER THAT LAW

11.	Issuance Representations and Warranties.

11.1.	Company represents and warrants to Customer that no materials used by Company (not including materials supplied by or on behalf of Customer) will knowingly infringe any third party’s rights.

11.2.	Company cannot and does not give any guarantee about the results of any of the Services to be provided, and no target set forth in any Order Form or any target size of securities offering or target date or size of completion of any such offering shall be construed as a statement of warranty or guarantee of results. Customer acknowledges and agrees that Customer is purchasing services and not results, and any failure of a campaign to reach its goals will not be a basis for any refund or remedy. Further, Customer acknowledges and agrees that if Customer does not fully fund a campaign or if Customer terminates a campaign without allowing it to run in full, the campaign definitely will not yield any positive results. Customer acknowledges and agrees that Services are provided on an “as-is” and “as available” basis. Company shall not be liable for any Campaign disruptions caused by bugs, downtime, inability to execute transactions, or other issues with the Platform or Services.

11.3.	Customer acknowledges that Company is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state law, that Company is not registered as an investment advisor under the Investment Advisers Act of 1940, as amended, or any similar state law, and that Company cannot engage in the solicitation of investors or the offer or sale of securities or provide investment advice of any kind. Customer acknowledges that Company is unable to accept any compensation arrangements that would, in the opinion of Company or its legal advisers, result in Company’s becoming subject to registration or other qualification under any regulatory regime.

12.	Customer Representations and Warranties. Customer represents and warrants to Company as follows:

12.1.	Customer is a corporation duly organized, validly existing and active under the laws of the State of its incorporation.

12.2.	Customer has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into these Terms and Conditions and to consummate the transactions contemplated herein.

12.3.	Customer and its professional advisors shall be solely responsible for structuring the offering of securities, for the solicitation of prospective investors, and for conducting any negotiations with prospective investors.

12.4.	Customer shall be solely responsible for compliance with, and shall ensure compliance with, all applicable laws, ordinances, rules and regulations pertaining to its business, including without limitation all applicable securities laws and regulations.

12.5.	All statements made by Customer in connection with the offering of any securities, and all Documents (defined below) provided by Customer to Company, will in each case be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, and any projected and pro forma information relating to Customer will represent Customer’s best current estimate of such projected or pro forma information, based on current assumptions and circumstances, and Customer will disclose to potential investors the assumptions upon which such projected or pro forma information is made. Company will not be obligated to verify the accuracy and/or adequacy of any such statements or Documents supplied or disclosed to potential investors. All statements and communications which directly or indirectly describe or reference any securities shall be made by Customer and not by Company, whose role in such regard is limited to marketing and public relations assistance and guidance.

12.5.1.	“Documents” means and includes all information furnished to Company by or on behalf of Customer, including any private placement, offering circular, or financing memorandum, projected and pro forma information, registration or offering statement, tender offer document, financial information, and proxy statement, any amendments or supplements thereto, various corporate reports or filings and any other materials or documents provided by or on behalf of Customer for use in connection with the Services.

12.6.	Customer shall be the party making all statements that promote or describe any securities or the business. Any statements or communications drafted by Company will be initial drafts only, and Customer shall be responsible for the content of and for verifying the accuracy of all statements and communications, and Customer shall be deemed the maker of all statements and communications, regardless of the fact that Company may have drafted the same.

12.7.	Customer is responsible for any third-party or partner service provider fees or ad spend associated with the Services.

12.8.	The fees for services described in these Terms and Conditions, an Order Form or any Statement of Work are based on the current scope. If the scope of work changes, any affected SOW must be amended or a new Statement of Work must be issued to account for such price changes. Customer is responsible for all third-party app integrations and service providers contracted in connection with the campaign and the Services, including with respect to ensuring compliance by such third-parties with all applicable data security, privacy, securities and other laws and regulations.

12.9.	Customer shall provide Company with all third-party app and service credentials necessary for Company to provide the Services, shall obtain and maintain all appropriate permissions and consents from such third parties and market participants as necessary for Company to provide the Services, and shall promptly update Company as to any changes in such credentials, permissions or consents.

13.	Indemnification

13.1.	Company hereby agrees to defend, indemnify, and hold harmless Customer and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the “Customer Indemnitees”), from any and all claims, suits, causes of action, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) resulting from or arising out of or related to any breach of Company’s representations or warranties under Section 11 of these Terms and Conditions.

13.2.	Customer hereby agrees to defend, indemnify, and hold harmless Company and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the “Company Indemnitees”), from any and all Claims resulting from or arising out of or related to (a) any materials or intellectual property provided by or on behalf of Customer to Company or Company’s agents, employees or subcontractors; (b) the Platform and/or the Services, except to the extent that such Claims result from Company’s intentional misconduct; (c) any indemnifiable matters as may be set forth in any SOW; or (d) any breach of Customer’s covenants, representations, or warranties under these Terms and Conditions.

14.	Limitation of Liability. In no event will Company be liable to any Customer Indemnitee for any consequential, indirect, special, incidental, or punitive damages of any kind, including without limitation, lost profits, loss of data, or frustration of business expectations, arising out of or related to these Terms and Conditions, the Platform, or the Services, even if Company has been advised of the possibility of such loss or damage. The aggregate liability of Company arising out of or related to these Terms and Conditions, the Platform, or the Services, including liability pursuant to the indemnification provisions of these Terms and Conditions or otherwise, will not exceed the aggregate amount of cash payments actually received by Company from Customer under these Terms and Conditions or any applicable Order Form during the twelve month period preceding the first event giving rise to indemnification or liability, except if such liability is caused by Company’s intentional misconduct.

15.	Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever. No agent or employee of Company shall be deemed to be an employee or agent of Customer.

16.	Miscellaneous.

16.1.	Publicity. Customer hereby grants Company a royalty-free, non-exclusive, worldwide, perpetual, irrevocable, non-assignable (except to a successor-in-interest to Company or an affiliate of Company), non-sublicensable, right and license to use Customer’s name, logo, and trademarks, solely for promotional purposes such as in a portfolio, exhibition, advertising, or promotion of Company’s products or services, and to reference Customer on Company’s website as a client of Company.

16.2.	Exclusive Endorsement Rights. Customer will not:

16.2.1.	Endorse or act as a reference during the Term for services offered by a direct competitor of Issuance providing a securities offering subscription platform (an “Alternate Provider”); or

16.2.2.	Allow an Alternate Provider to use Customer’s name or logo publicly or in customer-focused marketing materials. If an Alternate Provider uses Customer’s name or logo in violation of this section, Customer will ensure that the Alternate Provider immediately removes Customer’s name, brand and any other identifying information from the public display or marketing materials.

16.3.	Mutual Non-Disparagement. Customer agrees that it shall not disparage or encourage others to disparage Company or its business or any of Company’s past or present employees, contractors, agents, managers, members, products, or services. In addition, Company agrees that it shall not disparage or encourage others to disparage Customer or its business or any of Customer’s past or present employees, contractors, agents, managers, members, products, or services. For purposes of these Terms and Conditions, the term “disparage” includes, without limitation, any public comment or statement, and any comment or statement to Company’s or Customer’s employees or to any individual or entity with whom Company or Customer has a business relationship (including, without limitation, any employee, contractor, agent, member, current or prospective investor, vendor, supplier, customer, or distributor of Company or Customer) that might adversely affect in any manner: (i) the conduct of Company’s or Customer’s business or (ii) the business reputation of Company or Customer or any of Company’s or Customer’s past or present employees, contractors, agents, managers, members, products, or services.

16.4.	Notices. Any notice or communication permitted or required by these Terms and Conditions shall be deemed effective when (a) personally delivered or (b) deposited, postage prepaid, return receipt requested, in the first class mail of the United States properly addressed to the appropriate party at the addresses set forth on the most recent Order Form or (c) upon confirmation of receipt of email to the email address set forth on the most recent Order Form. The addresses below may be changed by giving notice of such change in the manner provided above for giving notice.

16.5.	Amendment. These Terms and Conditions and any Order Form hereunder may be amended only by a written agreement executed by both parties. Any amendment must be documented in a new Order Form.

16.6.	Waiver. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of these Terms and Conditions.

16.7.	Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from these Terms and Conditions.

16.8.	Binding on Successors and Permitted Assigns. These Terms and Conditions shall be binding and shall inure to the benefit of Customer and Company and their respective successors and permitted assigns. These Terms and Conditions and all Order Forms may not be assigned by either party hereto without the prior written consent of the other party, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of these Terms and Conditions or an Order Form made without such consent shall be void and of no effect, at the option of the non-assigning party.

16.9.	Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law provisions.

16.10.	Jurisdiction and Venue. Each of the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, as well as to the jurisdiction of all courts from which an appeal may be taken therefrom, for any suit, action, or other proceeding arising out of or with respect to these Terms and Conditions or Company’s engagement hereunder and each of the parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such party set forth herein. Each of Company and Customer each on their own behalf and, to the extent permitted by applicable law, on behalf of their stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of these Terms and Conditions or an Order Form. Any and all objections that any party may have regarding venue in any such court is hereby waived. Each of the parties hereto also agrees that any final and unappealable judgment resulting from any such suit, action, or other proceeding shall be conclusive and binding on the parties hereto and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States.

16.11.	Attorneys’ Fees and Costs. Should any dispute arise out of or in connection with these Terms and Conditions, the Platform, or the Services, including, but not limited to, a dispute regarding the enforcement of any of its terms, the prevailing party in such dispute (as determined by a court of competent jurisdiction or arbitrator, as the case may be) shall be entitled to an award of its reasonable attorneys’ fees and other costs incurred in connection with such dispute, in addition to any other relief.

16.12.	Integration. These Terms and Conditions (including any Order Forms or Statements of Work that may be agreed upon hereunder) embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes any prior or contemporaneous negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.